SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 21, 2008

COLUMBIA BANKING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Washington

(State or other jurisdiction of incorporation)

0-20288	91-1422237
(Commission File Number)	IRS Employer Identification No.

1301 A Street

Tacoma, WA 98402

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (253) 305-1900

(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On November 21, 2008, Columbia Banking System, Inc., a Washington corporation (the “Company”), entered into a letter agreement, including a Securities Purchase Agreement—Standard Terms incorporated therein (collectively, the “Agreement”), with the United States Department of Treasury (the “Treasury”) pursuant to the TARP Capital Purchase Program. Under the terms of the Agreement, the Company issued to the Treasury on November 21, 2008, 76,898 shares of Preferred Stock (as defined below), for an aggregate purchase price of $76.89 million in cash, and a warrant (the “Warrant”) to purchase up to 796,046 shares of the Company’s no par value common stock at an initial exercise price of $14.49. The designation, powers, preferences and rights of the series comprised of the Preferred Stock are set forth in the Designation referred to in Item 5.03 of this Report. A copy of the Warrant is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Preferred Stock. The Preferred Stock carries a 5% per year cumulative dividend rate for the first five years following issuance, which increases to 9% per annum in subsequent years if not earlier redeemed. The Preferred Stock has a liquidation preference of $1,000 per share plus accrued unpaid dividends. During the first three years following issuance, prior consent of the Treasury is required for any increase in dividends on outstanding common stock or any repurchase of outstanding common stock. The Preferred Stock may be redeemed during the first three years following issuance only with proceeds of a qualified equity offering (as defined in the Agreement). The holder may transfer the Preferred Stock and has certain registration rights to facilitate a sale of the shares.

Warrant. The Warrant is exercisable immediately and expires in ten years. The Warrant has anti-dilution protections, registration rights, and certain other protections for the holder. The Treasury has agreed not to exercise voting rights with respect to the common stock received upon the exercise of the Warrant. If on or prior to December 31, 2009, the Company receives gross proceeds from a qualified equity offering in an amount not less than the issue price of the Preferred Stock, the number of shares of common stock underlying the Warrant will be reduced by 50%.

Item 3.02.	Unregistered Sales of Equity Securities

The sale of the Preferred Stock and the Warrant to the Treasury on November 21, 2008 was not registered under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Act. The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” and “Item 5.03. Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year” is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(e) Participants in the TARP Capital Purchase Program are required to have in place certain limitations on the compensation of certain executives, applicable in certain situations. In that regard, the top five senior executive officers of the Company were asked to execute and deliver a Waiver of Executive Compensation Agreement (the “Waiver”), whereby the executive voluntarily releases the Company from any and all obligations to pay compensation prohibited by Section 111 of the EESA or any regulations promulgated thereunder and waives any present or future claims against the Company for any changes to executive’s regular, bonus, or incentive compensation or benefit related arrangements, agreements or policies and any other changes required to be made to comply with the terms of the TARP Capital Purchase Program.

Item 5.03. Amendments to Articles of Incorporation and Bylaws; Changes in Fiscal Year.

On November 18, 2008, the Company filed Articles of Amendment and a Certificate of Designations for the purpose of amending its Amended and Restated Articles of Incorporation to fix the designations, preferences, limitations and relative rights of a series of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value, with a liquidation preference of $1,000 per share (the “Preferred Stock”) in connection with the Agreement. The Certificate of Designations was effective immediately upon filing. A copy of the Certificate of Designations is referenced hereto as Exhibit 4.2 and is incorporated herein by reference to Exhibit 3.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

3.1	Articles of Amendment and Certificate of Designations of Columbia Banking System, Inc. with respect to Fixed Rate Cumulative Perpetual Preferred Stock, Series A dated November 18, 2008

4.1	Warrant to Purchase Common Stock of Columbia Banking System, Inc. dated November 21, 2008

4.2	Certificate of Designations of Columbia Banking System, Inc. with respect to Fixed Rate Cumulative Perpetual Preferred Stock, Series A dated November 18, 2008 (incorporated by reference to exhibit 3.1)

10.1	Form of Waiver of Executive Compensation Agreement

10.2	Letter Agreement including the Securities Purchase Agreement—Standard Terms incorporated herein, between Columbia Banking System, Inc. and The United States Department of the Treasury, dated November 21, 2008.

99.1	Press Release of Columbia Banking System, Inc. announcing the closing of the investment by Treasury, dated November 21, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 21, 2008	COLUMBIA BANKING SYSTEM, INC.

	By:	/s/ Gary R. Schminkey
Gary R. Schminkey
Executive Vice President and Chief Financial Officer

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